Exhibit 12

April 24, 2026

American International Trust

a series of John Hancock Variable Insurance Trust

200 Berkeley Street

Boston, MA 02116

Disciplined Value International Trust

a series of John Hancock Variable Insurance Trust

200 Berkeley Street

Boston, MA 02116

John Hancock Life Insurance Company (U.S.A.)

200 Berkeley Street

Boston, MA 02116

John Hancock Life Insurance Company of New York

200 Berkeley Street

Boston, MA 02116

Re: Reorganization to Combine Series of a Massachusetts Business Trust

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the holders (“Contract Owners”) of certain variable annuity contracts and variable life insurance policies (collectively, the “Contracts”) that are issued or administered by John Hancock Life Insurance Company (U.S.A.) (“John Hancock USA”) or by John Hancock Life Insurance Company of New York (“John Hancock NY”) and funded by separate accounts of John Hancock USA or John Hancock NY for which American International Trust (“Acquired Fund”), a separate series of John Hancock Variable Insurance Trust, a Massachusetts business trust (“JHVIT”), and Disciplined Value International Trust (the “Acquiring Fund”), also a separate series of JHVIT, serve as underlying investment vehicles.

Pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of April 24, 2026, executed by JHVIT on behalf of the Acquired Fund and Acquiring Fund, Acquired Fund will transfer all of its assets to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund and the distribution of the Acquiring Fund Shares to the shareholders of Acquired Fund in complete liquidation of Acquired Fund (the “Reorganization”).

For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Proxy Statement/Prospectus dated February 27, 2026, (3) the facts and representations contained in the letter dated as of this date, addressed to us from John Hancock USA and John Hancock NY, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

For purposes of this opinion, we are assuming that:

(1) each of the Contracts is and, at the time of the Reorganization, will be treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) the ownership of shares in Acquired Fund and Acquiring Fund, and access to such Funds, satisfies the requirements and limitations set forth in Treas. Reg. Section 1.817-5(f); and

April 24, 2026

(3) under the so-called investor control rules, either John Hancock USA or John Hancock NY, and not the Contract Owners, have been and are treated for federal income tax purposes as the owners of the interests in Acquired Fund and Acquiring Fund that underlie the Contracts.

This opinion is based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Plan, (b) the information provided in the Proxy Statement/Prospectus referred to above, and (c) the facts and representations contained in the letter dated as of this date, addressed to us from John Hancock USA and John Hancock NY, and also the above assumptions, being true and accurate as of the closing date of the Reorganization.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, the Contract Owners will not recognize any taxable income, gains or losses as a result of the Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan and the representations made to us. Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Finally, our opinion is solely for the information and use of the addressees and the Contract Owners and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 of the JHVIT (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Reorganization. Further, we hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Prospectus heading “Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP